THE VANGUARD GROUP, INC.
                                 CODE OF ETHICS


SECTION 1: BACKGROUND

This Code of Ethics ("Code") has been approved and adopted by the board of directors of The Vanguard Group, Inc. ("Vanguard") and the boards of trustees of each of the Vanguard(R) funds in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. Except as otherwise provided, the Code applies to all "Vanguard personnel," which term includes all employees, officers, directors and trustees of Vanguard and the Vanguard funds. Employees, officers, directors, and trustees of Vanguard subsidiaries that provide services to Vanguard funds, including subsidiaries located outside the United States, also are subject to the Code unless the subsidiary has adopted its own Code of Ethics. The Code also contains provisions which apply to the investment advisors to the Vanguard funds (see Section 11).

SECTION 2: STATEMENT OF GENERAL FIDUCIARY STANDARDS

This Code of Ethics is based on the overriding principle that Vanguard personnel act as fiduciaries for shareholders' investments in the Vanguard funds. Accordingly, Vanguard personnel must conduct their activities at all times in accordance with federal securities laws and the following standards:

     a) SHAREHOLDERS' INTERESTS COME FIRST. In the course of fulfilling their duties and responsibilities to Vanguard fund shareholders, Vanguard personnel must at all times place the interests of Vanguard fund shareholders first. In particular, Vanguard personnel must avoid serving their own personal interests ahead of the interests of Vanguard fund shareholders.

     b) CONFLICTS OF INTEREST MUST BE AVOIDED. Vanguard personnel must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Vanguard fund shareholders.

     c) COMPROMISING SITUATIONS MUST BE AVOIDED. Vanguard personnel must not take advantage of their position of trust and responsibility at Vanguard. Vanguard personnel must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of Vanguard fund shareholders.

All activities of Vanguard personnel should be guided by and adhere to these fiduciary standards. The remainder of this Code sets forth specific rules and procedures which are consistent with these fiduciary standards. However, all activities by Vanguard personnel are required to conform to these fiduciary standards regardless of whether the activity is specifically covered in this Code.

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SECTION 3: DUTY OF CONFIDENTIALITY

Vanguard personnel must keep confidential at all times any nonpublic information they may obtain in the course of their employment at Vanguard. This information includes but is not limited to:

  a) Information on the Vanguard funds, including recent or impending securities transactions by the funds, activities of the funds' advisors, offerings of new funds, and closings of funds.

  b) Information on Vanguard fund shareholders and prospective shareholders, including their identities, investments, and account transactions.

  c) Information on other Vanguard personnel, including their pay, benefits, position level, and performance ratings.

  d) Information on Vanguard business activities, including new services, products, technologies, and business initiatives.

Vanguard personnel have the highest fiduciary obligation not to reveal confidential Vanguard information to any party that does not have a clear and compelling need to know such information.

SECTION 4: GIFT AND ENTERTAINMENT POLICY

Vanguard crew members are generally prohibited from accepting gifts from clients, vendors, brokers, or other business contacts. In certain limited circumstances, as specified in Vanguard's Gift and Entertainment Policy, Vanguard personnel may accept gifts. The Gift and Entertainment Policy also governs gifts from Vanguard crew members to third parties and business entertainment received or provided by Vanguard crew, and requires that crew members keep records of gifts and entertainment. Crew members should use good judgment when giving or accepting gifts or entertainment and should not participate in inappropriate or lavish entertainment.

SECTION 5: OUTSIDE ACTIVITIES

     a) PROHIBITIONS ON SECONDARY EMPLOYMENT. Vanguard employees are prohibited from working for any business or enterprise in the financial services industry that competes with Vanguard. In addition, Vanguard employees are prohibited from working for any organization that could possibly benefit from the employees' knowledge of confidential Vanguard information, such as new Vanguard services and technologies. Beyond these prohibitions, Vanguard employees may accept secondary employment, but only with prior approval from the Vanguard Compliance Department. Vanguard officers are prohibited from accepting or serving in any form of secondary employment unless they have received approval from a Vanguard managing director or the Vanguard chairman and chief executive officer.

         1)       REPORTABLE ACTIVITIES:

             o All compensated positions held outside of Vanguard.
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               Business  activities  exempt  from  this  reporting  are those in
               retail  businesses;   including  retail/department  stores,  food
               services, etc. All other positions should be reported prior to accepting the position.

             o All entrepreneurial activities.

             o Volunteer positions that involve recommending or approving of investments for an organization, (i.e., finance committees, treasurer). All other volunteer or civic activities do not need reporting.

             o Serving in an official capacity for any
               federal, state, or local government authority; including serving on the board or in any representative capacity for any civic, public interest, or regional business interest organization, such as a local chamber of commerce or a wildlife protection organization.

             o Prior to accepting a position to serve on the board of directors of any publicly traded company, approval must be granted by the Vanguard Compliance Department.

         2)       PROHIBITIONS:

             o Crew members may not hold a second job with any company or organization whose activities could create a conflict of interest witht heir Vanguard employment. This includes, but is not limited to, selling securities, term insurance and fixed or variable annuities; providing investment advice or financial planning;
               or engaging in any business activity similar to Vanguard's.

             o Crew members are prohibited from working for any organization that could possibly benefit from the crew member's knowledge of confidential Vanguard information, such as new Vanguard services and technologies.

     b) PROHIBITION ON SERVICE AS MEMBER OF BOARD OF DIRECTORS. Vanguard officers and employees are prohibited from serving on the board of directors of any publicly traded company without prior approval from the Vanguard Compliance Department.

     c) PROHIBITION ON MISUSE OF VANGUARD TIME OR PROPERTY. Vanguard personnel are prohibited from using Vanguard time, equipment, services, personnel, or property for any purposes other than the performance of their duties and responsibilities at Vanguard.

SECTION 6: GENERAL RESTRICTIONS ON TRADING

     a) TRADING ON KNOWLEDGE OF VANGUARD FUNDS ACTIVITIES. All Vanguard personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Vanguard funds or the funds' investment advisors. In particular, Vanguard personnel are prohibited from purchasing or selling, directly or indirectly, any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, by a Vanguard fund. This prohibition applies to all securities in which the person has acquired or will acquire "beneficial ownership." For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person's benefit), regardless of who is the registered owner.Under this Code of Ethics, Vanguard personnel are considered to
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         have beneficial ownership of all securities owned by their spouse or minor children.

     b) VANGUARD INSIDER TRADING POLICY. All Vanguard personnel are subject to Vanguard's Insider Trading Policy, which is considered an integral part of this Code of Ethics. Vanguard's Insider Trading Policy prohibits Vanguard personnel from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits Vanguard personnel from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Vanguard's Insider Trading Policy may result in penalties which could include termination of employment with Vanguard.

     c) TRANSACTIONS IN VANGUARD MUTUAL FUNDS. When purchasing, exchanging, or redeeming shares of Vanguard mutual funds, Vanguard personnel must comply in all respects with the policies and standards set forth in the funds' prospectuses, including specifically the restrictions on market timing activities and exchanges. The Compliance Department will monitor the trading activity of Vanguard personnel and will review all situations where there has been a redemption of shares of a Vanguard fund purchased within the preceding 30 days (a "short-term trade"). Vanguard personnel may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action (as noted in Section 13) if the Vanguard Compliance Department or other appropriate department determines that the short-term trade was detrimental to the interests of a fund or its shareholders or because of a history of frequent trading by the Vanguard personnel. For purposes of this paragraph:

    1) A redemption includes a redemption by any means, including an exchange out of the fund.

    2) This policy does not cover purchases and redemptions/sales (i) into or out of money market funds, short-term bond funds, or Vanguard ETF(TM) Share classes; or (ii) effected on a regular periodic basis by automated means, such as 401(k) purchases or monthly redemptions to a checking or savings account.

   d) Trading through Vanguard Brokerage Services(R). All Vanguard personnel must conduct all their securities transactions through Vanguard Brokerage Services.

SECTION 7A: ADDITIONAL TRADING RESTRICTIONS FOR FUND ACCESS PERSONS

     a) APPLICATION. The restrictions of this Section 7A apply to all fund access persons. For purposes of the Code of Ethics, "fund access persons" include:

        1) Any director or trustee of Vanguard or a Vanguard fund, excluding disinterested directors and trustees (i.e., any director or trustee who is not an "interested person" of a Vanguard fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940).

        2) Any officer of Vanguard or a Vanguard fund.

        3) Any employee of Vanguard or a Vanguard fund who in the course of his or her regular duties participates in the selection of a Vanguard fund's securities or who works in a Vanguard department or unit that has access to information regarding a Vanguard fund's impending purchases or sales of securities. (See Appendix A of the Code of Ethics on CrewNet, Vanguard's corporate intranet for a list of departments whose employees are all deemed fund access persons.)

The Vanguard Compliance Department will notify all Vanguard personnel who qualify as fund access persons of their duties and responsibilities under this Code of Ethics. The restrictions of this Section 7A apply to all transactions in which a fund access person has or will acquire beneficial ownership (see Section 6(a)) of a security, including transactions by a spouse or minor child. However, the restrictions of paragraphs (b) and (c) of this Section 7A do not apply to transactions involving the following types of securities: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; (iii) shares of registered open-end investment companies including shares of any Vanguard fund; (iv) shares of exchange-traded funds organized as open-end investment companies or unit investment trusts. In addition, the restrictions do not apply to transactions:
(v) in accounts over which the fund access person has no direct or indirect control or influence; or (vi) effected pursuant to an automatic investment program.

     b) GENERAL RESTRICTIONS FOR ACCESS PERSONS. Fund access persons are subject to the following restrictions with respect to their securities transactions:

        1) PRE-CLEARANCE OF SECURITIES TRANSACTIONS. Fund access persons must receive approval from the Vanguard Compliance Department before purchasing or selling any securities. The Vanguard Compliance Department will notify fund access persons if their proposed securities transactions are permitted under this Code of Ethics.

         2) PROHIBITION ON INITIAL PUBLIC OFFERINGS. Fund access persons are prohibited from acquiring securities in an initial public offering.

         3) PROHIBITION ON PRIVATE PLACEMENTS. Fund access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event a fund access person receives approval to purchase securities in a private placement, the fund access person must disclose that investment if he or she plays any part in a Vanguard fund's later consideration of an investment in the issuer.

         4) PROHIBITION ON FUTURES AND OPTIONS. Fund access persons are prohibited from entering into, acquiring, or selling any futures contract (including single stock futures) or any option on any security.

         5) PROHIBITION ON SHORT-SELLING. Fund access persons are prohibited from selling any security that the access person does not own or otherwise engaging in "short-selling" activities.

         6) PROHIBITION ON SHORT-TERM TRADING PROFITS. Fund access persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days. If a fund access person realizes profits on such short-term trades, the fund access person must relinquish such profits to The Vanguard Group Foundation(R).

     c) BLACKOUT RESTRICTIONS FOR ACCESS PERSONS. All fund access persons are subject to the following restrictions when their purchases and sales of securities coincide with trades by a Vanguard fund (other than a Vanguard index fund):

1) Purchases and sales within three days following a fund trade. Fund access persons are prohibited from purchasing or selling any security within three calendar days after a Vanguard fund has traded in the same (or a related) security. In the event that a fund access person makes a prohibited purchase or sale within the three-day period, the fund access person must unwind the transaction and relinquish any gain from the transaction to The Vanguard Group Foundation.

        2) Purchases within seven days before a fund purchase. A fund access person who purchases a security within seven calendar days before a Vanguard fund purchases the same (or a related) security is prohibited from selling the security for a gain (exclusive of commissions) for aperiod of six months following the fund's trade. If a fund access person makes a prohibited sale within the six-month period, the fund access person must relinquish to The Vanguard Group Foundation the difference between the purchase and sales prices.

        3) Sales within seven days before a fund sale. A fund access person who sells a security within seven days before a Vanguard fund sells the same (or a related) security must relinquish to The Vanguard Group
           Foundation the difference between the fund access person's sale price and the Vanguard fund's sale price (assuming the fund access person's sale price is higher).

        d) Transactions in Vanguard mutual funds. Transactions by fund access persons involving Vanguard mutual funds are subject to the reporting requirements of Section 9.

SECTION 7B: ADDITIONAL TRADING RESTRICTIONS FOR VANGUARD ADVISERS, INC. (VAI) ACCESS PERSONS

     a) APPLICATION. The restrictions of this section apply to all VAI access persons. For purposes of the Code of Ethics, "VAI access persons" include all VAI officers, as well as any associated person of VAI who has access to nonpublic information regarding a VAI client's securities transactions, is involved in making securities recommendations to VAI clients, or has access to nonpublic information regarding the portfolio holdings of VAI clients. (See Appendix B of the Code of Ethics on CrewNet for a list of departments whose employees are all deemed VAI access persons).

         The Vanguard Compliance Department will notify all Vanguard personnel who qualify as VAI access persons of their duties and responsibilities under this Code of Ethics. The restrictions of this Section 7B apply to all transactions in which a VAI access person has or will acquire beneficial ownership (see Section 6(a)) of a security, including transactions by a spouse or minor child. However, the restrictions of paragraphs (b) and (c) of this Section 7B do not apply to transactions involving the following types of securities: (i) direct obligations of the Government of the United States; (ii) high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements; (iii) shares of registered open-end investment companies including shares of any Vanguard fund; (iv) shares of exchange-traded funds organized as open-end investment companies or unit investment trusts. In addition, the restrictions do not apply to transactions: (v) in accounts over which the VAI access person has no direct or indirect control or influence; or (vi) effected pursuant to an automatic investment program.

     b) GENERAL RESTRICTIONS FOR VAI ACCESS PERSONS. VAI access persons are subject to the following restrictions with respect to their securities transactions:

        1) Prohibition on initial public offerings. VAI access persons are prohibited from acquiring securities in an initial public offering.

        2) Prohibition on private placements. VAI access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event a VAI access person receives approval to purchase securities in a private placement, the VAI access person must disclose that investment if he or she plays any part in a Vanguard client's later consideration of an investment in the issuer.

        3) Prohibition on short-term trading profits. VAI access persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or related) securities within 60 calendar days. If a VAI access person realizes profits on such short-term trades, the VAI access person must relinquish such profits to The Vanguard Group Foundation.

        4) Prohibition on short-selling. VAI access persons are prohibited from selling any security that the access person does not own or otherwise engaging in "short-selling" activities.

         5) Prohibition on trading certain securities. VAI access persons are prohibited from acquiring securities (or derivatives of those securities) issued by companies of which the officers or directors are current VAI clients. The Vanguard Compliance Department will maintain a list of the restricted securities to which the prohibitions of this Section 7B(b)(5) apply. The Vanguard Compliance Department may waive the prohibition on acquiring securities on the VAI restricted list in appropriate cases (including, for example, cases in which the VAI access person acquires securities as part of an inheritance or through an employer-sponsored employee benefits or compensation program).

     c) TRANSACTIONS IN VANGUARD MUTUAL FUNDS. Transactions by VAI access persons involving Vanguard mutual funds are subject to the reporting requirements of Section 9.

SECTION 7C: ADDITIONAL TRADING RESTRICTIONS FOR NON-ACCESS PERSONS

     a) GENERALLY, Vanguard's Compliance and Legal Departments shall have the authority to apply any or all of the trading restrictions specified in Sections 7A and 7B to all non-access persons or to groups of nonaccess persons.

     b) ON AN INDIVIDUAL BASIS, Vanguard's Compliance and Legal Departments shall have the authority to apply any or all of the trading restrictions specified in Sections 7A and 7B to any individual nonaccess person for cause. For example, they may require a nonaccess person who has previously violated the Code or who has a history of frequent-trading activity to preclear trades.

SECTION 8:  ADDITIONAL TRADING RESTRICTIONS FOR INSTITUTIONAL CLIENT CONTACTS

     a) APPLICATION. The restrictions of this Section 8 apply to all Vanguard Institutional client contacts. For purposes of the Code of Ethics, an "Institutional client contact" includes any Vanguard employee who works in a department or unit at Vanguard that has significant levels of interaction or dealings with the management of clients of Vanguard's Institutional Investor Group (see Appendix C of the Code of Ethics on CrewNet). The Vanguard Compliance Department will notify Vanguard employees who qualify as Institutional client contacts of the restrictions of this Section 8.

     b) PROHIBITION ON TRADING SECURITIES OF INSTITUTIONAL CLIENTS. Vanguard Institutional client contacts are prohibited from acquiring securities issued by clients of the Vanguard Institutional Investor Group (including any options or futures contracts based on such securities). The restrictions of this Section 8 apply to all transactions in which Institutional client contacts have acquired or would acquire beneficial ownership (see Section 6(a)) of a security, including transactions by a spouse or minor child. However, the restrictions do not apply to transactions in any account over which an individual does not possess any direct or indirect control or influence. The Vanguard Compliance Department will maintain a list of the Institutional clients to which the prohibitions of this Section 8 apply. The Vanguard Compliance Department may waive the prohibition on acquiring securities of Institutional clients in appropriate cases (including, for example, cases in which an individual acquires securities as part of an inheritance or through an employer-sponsored employee benefits or compensation program).

SECTION 9: COMPLIANCE PROCEDURES

     a) APPLICATION. The requirements of this Section 9 apply to all Vanguard personnel other than disinterested directors and trustees (see Section 7A(a)(1)). The requirements apply to all transactions in which Vanguard personnel have acquired or would acquire beneficial ownership (see
         Section 6(a)) of a security, including transactions by a spouse or minor child, except (i) transactions in securities or interests excluded by Section 7A(a)of this Code, (ii) securities acquired for accounts over which the person has no direct or indirect control or influence, (iii) transactions effected pursuant to an automatic investment plan, and (iv) information that would duplicate information contained in trade confirmations or account statements provided to Vanguard's Compliance Department, so long as such reports are received no later than 30 days after the end of each applicable quarter.

     b) DISCLOSURE OF PERSONAL HOLDINGS. All Vanguard personnel must disclose their personal securities holdings to the Vanguard Compliance Department upon commencement of employment with Vanguard. In addition, and notwithstanding Section 9(a)(i), all fund access persons and VAI access persons are required to disclose their holdings in Vanguard mutual funds. These disclosures must identify the title, number of shares, and principal amount with respect to each security holding.

     c) RECORDS OF SECURITIES TRANSACTIONS. All Vanguard personnel must notify the Vanguard Compliance Department if they have opened or intend to open a brokerage account (see Section 6(d)). Vanguard Brokerage Services will supply the Vanguard Compliance Department with duplicate confirmations of securities transactions and copies of all periodic statements.

     d) CERTIFICATION OF COMPLIANCE. All Vanguard personnel must certify annually to the Vanguard Compliance Department that: (i) they have read and understand this Code of Ethics; (ii) they have complied with all requirements of the Code of Ethics; and (iii) they have reported all transactions required to be reported under the Code of Ethics.

     e) REPORT VIOLATIONS. Any Vanguard employee who becomes aware of a violation of the Code of Ethics must promptly report such violation to the Vanguard Compliance Department via the Compliance Hotline.

SECTION 10: REQUIRED REPORTS BY DISINTERESTED DIRECTORS AND TRUSTEES

Disinterested directors and trustees (see Section 7A(a)) are required to report their securities transactions to the Vanguard Compliance Department only in cases where the director or trustee knew or should have known during the 15-day period immediately preceding or following the date of the transaction that the security had been purchased or sold, or was being considered for purchase or sale, by a Vanguard fund.

SECTION 11: APPLICATION TO INVESTMENT ADVISORS

     a) Adoption of code of ethics. Each investment advisor to a Vanguard fund must adopt a code of ethics in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 and provide the Vanguard Compliance Department with a copy of the code of ethics and any subsequent amendments. Each investment advisor is responsible for enforcing its code of ethics and reporting to the Vanguard Compliance Department on a timely basis any material violations of the code of ethics and resulting sanctions.

     b) Certification and reports by investment advisors. Each investment advisor to a Vanguard fund must annually submit a report to Vanguard's Chief Compliance Officer (CCO). The report must contain the following:

        1) A certification that the investment advisor has adopted procedures reasonably necessary to prevent the fund's access persons from violating its code of ethics.

        2) A description of issues arising under the investment advisor's code of ethics or procedures since the last report to the CCO, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to such violations. Vanguard's CCO shall notify each investment advisor when the report must be submitted.

SECTION 12: REVIEW BY BOARDS OF DIRECTORS AND TRUSTEES

     a) REVIEW OF INVESTMENT ADVISORS' CODES OF ETHICS. Prior to retaining the services of any investment advisor for a Vanguard fund, the board of trustees of the Vanguard fund must review the code of ethics adopted by the investment advisor pursuant to Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. The board of trustees must receive a certification from the investment advisor that the advisor has adopted such procedures as are reasonably necessary to prevent access persons from violating the advisor's code of ethics. A majority of the trustees of the Vanguard fund, including a majority of the disinterested trustees of the Fund, must determine whether the advisor's code of ethics contains such provisions as are reasonably necessary to prevent access persons from engaging in any act, practice, or course of conduct prohibited by the antifraud provisions of Rule 17j-1 and Rule 204A-1.

     b) REVIEW OF VANGUARD ANNUAL REPORTS. No less frequently than annually, Vanguard's CCO must prepare a report on this Code of Ethics for review by the board of directors of Vanguard and the boards of trustees of the Vanguard funds. The report must contain the following:

         1) A certification that Vanguard has adopted procedures reasonably necessary to prevent fund access persons from violating Vanguard's Code of Ethics and noting that each investment advisor has made a similar certification with respect to its own code of ethics.

         2) A description of issues arising under this Code of Ethics and the codes of ethics of the funds' various investment advisors since the last report to the board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to such violations.

         3) A description of any changes, or recommended changes, to Vanguard's Code of Ethics.

SECTION 13: SANCTIONS

In the event of any violation of this Code of Ethics, Vanguard senior management will impose such sanctions as deemed necessary and appropriate under the circumstances and in the best interests of Vanguard fund shareholders. In the case of any violations by Vanguard employees, the range of sanctions could include a letter of censure, suspension of employment without pay, or permanent termination of employment.

SECTION 14: RETENTION OF RECORDS

Vanguard and/or its subsidiaries must maintain all records required by Rule 17j-1 and Rule 204A-1 including: (i) copies of this Code of Ethics and the codes of ethics of all investment advisors to the Vanguard funds; (ii) records of any violations of the codes of ethics and actions taken as a result of the violations; (iii) copies of all certifications made by Vanguard personnel pursuant to Section 9(d); (iv) lists of all Vanguard personnel who are, or within the past five years have been, access persons subject to the trading restrictions of Sections 7A and 7B, and lists of the Vanguard compliance personnel responsible for monitoring compliance with those trading restrictions;
(v) copies of the annual reports to the boards of directors and trustees pursuant to Section 12; and (vi) holdings and transaction reports and any other documentation submitted in substitution for these reports.